Exhibit 99.1
OpenText Announces Amendments to its Previously Announced Tender Offer for a Portion of its Outstanding 3.875% Senior Notes due 2028
Waterloo, ON, September 25, 2026 – Open Text Corporation (the “Company” or “OpenText”) (NASDAQ: OTEX), (TSX: OTEX) today announced it has amended certain terms of its previously announced cash tender offer (the “Tender Offer”) for its outstanding 3.875% Senior Notes due 2028 (the “Bonds”). The Tender Offer is made on the terms and subject to the conditions set forth in the related Offer to Purchase dated September 23, 2026 (the “Offer to Purchase”), as modified by this press release. As previously announced, the Company intends to use cash on hand, in addition to the proceeds from the previously announced and priced concurrent senior secured notes offering, to fund the consideration for a portion of its outstanding Bonds accepted for purchase in the Tender Offer. Capitalized terms used but not defined in this press release have the meanings given to them in the Offer to Purchase.
Under the amended terms, the Company has (i) reduced the “Aggregate Maximum Tender Amount” for its outstanding Bonds from $450 million to $300 million aggregate principal amount and (ii) extended (x) the Withdrawal Deadline to 5:00 p.m., New York City time, on September 30, 2026 (originally September 29, 2026), (y) the Price Determination Date to 3:00 p.m., New York City time, on September 30, 2026 (originally September 29, 2026) and (z) the Expiration Date to 5:00 p.m., New York City time, on September 30, 2026 (originally September 29, 2026). The Settlement Date for Bonds validly tendered at or prior to the Expiration Date and accepted for purchase is expected to be October 2, 2026, the second business day after the Expiration Date (“T+2”). Except as set forth herein, all other terms and conditions of the Tender Offer, including the Financing Condition, as described in the Offer to Purchase remain unchanged.
The Company has retained RBC Capital Markets, LLC and Citigroup Global Markets Inc. to serve as Dealer Managers for the Tender Offer. Global Bondholder Services Corporation has been retained to serve as the Tender and Information Agent for the Tender Offer. Questions regarding the Tender Offer may be directed to RBC Capital Markets, LLC, Attention: Liability Management Team, Phone: (212) 618-7843, Toll-Free: (877) 381-2099, Email: liability.management@rbccm.com, and Citigroup Global Markets Inc., Attention: Liability Management Group, Toll Free: (800) 558-3745, Collect: (212) 723-6106, Email: ny.liabilitymanagement@citi.com. Requests for the Offer to Purchase may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers only) and (855) 654-2014 (for all others toll-free), and by email at contact@gbsc-usa.com. Additionally, copies of the Offer to Purchase are available at the following webpage: https://www.gbsc-usa.com/opentext/.
This press release shall not constitute an offer to purchase or a solicitation of an offer to purchase the Bonds. The Company is making the Tender Offer only by, and pursuant to, the terms of the Offer to Purchase, as modified by this press release. None of the Company, the Dealer Managers, or the Tender and Information Agent makes any recommendation as to whether Holders of the Bonds should tender or refrain from tendering their Bonds. Holders of the Bonds must consult their own investment and tax advisors and make their own decisions as to whether to tender their Bonds and, if so, the principal amount of the Bonds to tender. The Tender Offer is not being made to Holders of the Bonds in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Company by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities, including the senior secured notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The senior secured notes and the related guarantees were offered in the United States pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and were not offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act), except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act.

For more information, please contact:
Greg Secord
Vice President, Global Head of Investor Relations
Open Text Corporation
(416) 956 0380 (Canada) / (415) 963 0825 (U.S.)
investors@opentext.com
About OpenText
OpenText™ is a global leader in data management for enterprise AI, helping organizations protect, govern, and activate their data with confidence. Our technologies turn data into information with context to form the knowledge base for enterprise AI.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections, including about the previously announced and priced concurrent senior secured notes offering, as well as the Tender Offer and the operating environment, economies and markets in which OpenText operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText’s assumptions, although considered reasonable by OpenText at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the Securities and Exchange Commission and other securities regulators. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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